Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT ON SCHEDULE

To the Board of Directors and Stockholders of

Critical Homecare Solutions Holdings, Inc.

Conshohocken, Pennsylvania

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-146618 of our report dated October 5, 2007, relating to the consolidated financial statements of Specialty Pharma, Inc. and subsidiary (the “Company”) as of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

Our audit of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Specialty Pharma, Inc., appearing in Schedule II.d, which is a part of this Registration Statement. This financial statement schedule is the responsibility of Specialty Pharma Inc.’s management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

December 31, 2007